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                                                                    Exhibit 5.01

                  [SIMPSON THACHER & BARTLETT LLP LETTERHEAD]


                                October 25, 2004

VERITAS Software Corporation
350 Ellis Street
Mountain View, CA 94043

Ladies and Gentlemen:

     We have acted as counsel to VERITAS Software Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 18,600,000 shares (the "Shares") of Common Stock, par value $0.001 per share, of the Company, 18,000,000 of which are to be issued by the Company pursuant to the VERITAS Software Corporation 2003 Stock Incentive Plan, and 600,000 of which are to be issued by the Company pursuant to the VERITAS Software Corporation 2002 Employee Stock Purchase Plan, and the VERITAS Software Corporation 2002 International Employee Stock Purchase Plan (collectively, the "Plans").

     We have examined the Registration Statement, a form of the share certificate, and the Plans. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and representations of officers and representatives of the Company.

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VERITAS Software Corporation               2-              October 25, 2004


     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) the Shares have been duly authorized and (2) upon (a) the issuance of the Shares in accordance with the terms of the Plan under which the right to acquire the Shares is granted and (b) the payment of the consideration therefor pursuant to the terms of such Plan, the Shares will be validly issued, fully paid and nonassessable.

     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement. Except as stated herein, this opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                            Very truly yours,

                                            /s/ Simpson Thacher & Bartlett LLP

                                            SIMPSON THACHER & BARTLETT LLP